EXHIBIT 23(B)







INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-104150 of MDU Resources Group, Inc. (the Company) on Form S-3 of our reports dated January 24, 2003 relating to the consolidated financial statements and financial statement schedule of the Company as of and for the year ended December 31, 2002 (which express an unqualified opinion and include an explanatory paragraph relating to the application of certain procedures relating to certain other disclosures and reclassifications of financial statement amounts related to the 2001 and 2000 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications) incorporated by reference in the Prospectus, which is a part of this Registration Statement, and to the references to us under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
June 13, 2003